================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) APRIL 18, 2001

                        OCCIDENTAL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)



            DELAWARE                    1-9210                95-4035997
  (State or other jurisdiction        (Commission           (I.R.S. Employer
       of incorporation)              File Number)         Identification No.)



              10889 WILSHIRE BOULEVARD
               LOS ANGELES, CALIFORNIA                          90024
      (Address of principal executive offices)                (ZIP code)


               Registrant's telephone number, including area code:
                                 (310) 208-8800


================================================================================

Item 5.  Other Events and Regulation FD Disclosure
------   -----------------------------------------

     On April 18, 2001, Occidental Petroleum Corporation announced record earnings before special items for the first quarter 2001 of $510 million ($1.38 per share), an increase of more than 90 percent, compared with $264 million ($0.72 per share) for the first quarter 2000.

     Net income for the first quarter 2001 was $484 million ($1.31 per share), compared with $271 million ($0.74 per share) for the first quarter 2000. The first quarter 2001 results included special items that are discussed below. Sales increased to $4.5 billion for the first quarter 2001, an increase of over 70 percent, compared with $2.6 billion for the first quarter 2000.

     In announcing the results, Dr. Ray R. Irani, chairman and chief executive officer, said, "This year's first quarter results represent the highest quarterly earnings before special items in the history of the company. The increase in oil and gas production of more than 35 percent, from 352,000 barrels of oil equivalent in the first quarter of 2000 to 478,000 barrels in the first quarter this year, was the key factor in our outstanding first quarter performance. In addition, premium pricing for natural gas sales from our Elk Hills operation in California was another important contributor to our results. Premium pricing for California gas compared to gas production from the Gulf of Mexico should not be viewed as a temporary phenomenon because California's current supply -- demand imbalance that is driving in-state prices is expected to continue for the next two to three years. Partially offsetting the positive factors in the first quarter were the reduced chemical results due to a decline in product demand and higher energy and feedstock costs."


                                   Oil and Gas
                                   -----------

     The oil and gas segment earned $946 million for the first quarter 2001, compared with $394 million for the same period of 2000. The improvement is primarily the result of higher domestic natural gas prices and higher domestic oil production volumes, partially offset by lower worldwide crude oil price realizations and higher exploration expense. The California gas market price premium, which began to increase in the fall of 2000 and continued through the first quarter 2001, resulted in a significantly higher realized price for domestic natural gas. Oil production was also higher in the first quarter this year compared to last year due primarily to the Altura and THUMS acquisitions which occurred in the second quarter 2000.


                                    Chemicals
                                    ---------

     The chemicals segment reported a net loss before special items of $53 million for the first quarter 2001, compared with income of $143 million for the first quarter 2000. The decline in results before special items reflects higher energy and feedstock costs; lower sales prices and volumes for PVC, VCM, EDC and chlorine; and lower results from equity investments.

     Chemical results after special items were a loss of $79 million for the first quarter 2001. The 2001 first quarter included $26 million pre-tax expense for employee severance, plant write-down costs and plant shut-down costs.

                                      Other
                                      -----

     Special items reduced earnings by $26 million after tax, or 7 cents per share. The special items included charges for severance and plant write-downs in the chemicals segment totaling $26 million and an increase in environmental reserves. These two items were largely offset by the settlement of a long-standing tax issue and an insurance dividend. An additional after-tax charge of $24 million for a change in accounting standards for derivatives also was recorded.


Forward-looking statements and estimates regarding exploration and production activities, oil, gas and commodity chemical prices and their related earnings effects, and cost reductions in this release are based on assumptions concerning market, competitive, regulatory, environmental, operational and other conditions. Actual results could differ materially as a result of factors discussed in Occidental's Annual Report on Form 10-K.

SUMMARY OF SEGMENT NET SALES AND EARNINGS
(Millions, except per-share amounts)

                                                        First Quarter
                                                     ----------------
Periods ended March 31                                  2001     2000
============================================         =======  =======
SEGMENT NET SALES
   Oil and gas                                       $ 3,612  $ 1,534
   Chemical                                              863    1,040
                                                     -------  -------
   Net sales                                         $ 4,475  $ 2,574
============================================         =======  =======

SEGMENT EARNINGS (LOSS)
   Oil and gas                                       $   946  $   394
   Chemical                                              (79)     143
                                                     -------  -------
                                                         867      537
UNALLOCATED CORPORATE ITEMS
   Interest expense, net (a)                             (76)     (99)
   Income taxes (b)                                     (175)    (150)
   Trust preferred distributions
     & other                                             (16)     (17)
   Other (c)                                             (89)      --
                                                     -------  -------
INCOME BEFORE EXTRAORDINARY ITEMS AND EFFECT
   OF CHANGES IN ACCOUNTING PRINCIPLES                   511      271
   Extraordinary loss, net (d)                            (3)      --
   Cumulative effect of changes in accounting
      principles, net (e)                                (24)      --
                                                     -------  -------
NET INCOME                                               484      271
Effect of repurchase of Trust
   Preferred Securities                                   --        1
                                                     -------  -------

EARNINGS APPLICABLE TO COMMON
   STOCK                                             $   484  $   272
                                                     =======  =======

BASIC EARNINGS PER COMMON SHARE
   Income before extraordinary items and
     effect of changes in accounting principles      $  1.38  $   .74
   Extraordinary loss, net (d)                          (.01)      --
   Cumulative effect of changes
     in accounting principles, net (e)                  (.06)      --
                                                     -------  -------
                                                     $  1.31  $   .74
                                                     =======  =======
DILUTED EARNINGS PER COMMON SHARE
   Income before extraordinary items and
     effect of changes in accounting principles      $  1.37  $   .74
   Extraordinary loss, net (d)                          (.01)      --
   Cumulative effect of changes
     in accounting principles, net (e)                  (.06)      --
                                                     -------  -------
                                                     $  1.30  $   .74
                                                     =======  =======

AVERAGE BASIC COMMON SHARES
   OUTSTANDING                                         370.2    368.1
============================================         =======  =======

See footnotes on following page.

(a) The first quarter 2001 includes $33 million interest income on notes receivable from Occidental Permian partners.
(b) Includes an offset for credits in lieu of U.S. federal income taxes allocated to the divisions. Divisional earnings have benefited from credits allocated by $1 million and $4 million at oil and gas and chemical, respectively, in the first quarters of 2001 and 2000.
(c) The first quarter 2001 includes $34 million for preferred distributions to the Occidental Permian partners. This is essentially offset by the interest income discussed in (a) above.
(d) During the first quarter 2001, Occidental placed into an escrow account, with a third party, sufficient funds to retire the outstanding $20.5 million Calcasieu pollution control revenue bonds due 2005. As a result of the defeasance, Occidental recognized an after-tax loss of $3 million.
(e) Effective January 1, 2001, Occidental implemented SFAS No. 133 - "Accounting for Derivative Instruments and Hedging," as amended by SFAS No. 137 - "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138 - "Accounting for Certain Derivative Instruments and Certain Hedging Activities." Adoption of these new accounting standards resulted in a cumulative after-tax reduction in net income of $24 million and other comprehensive income of approximately $27 million.

SUMMARY OF OPERATING STATISTICS

                                                        First Quarter
                                                     ----------------
Periods ended March 31                                  2001     2000
============================================         =======  =======
NET OIL, GAS AND LIQUIDS
   PRODUCTION PER DAY

United States
  Liquids (MBBL)
    California                                            73       50
    Permian                                              134       13
    US Other                                              --        7
                                                     -------  -------
      Total                                              207       70

  Natural Gas (MMCF)
     California                                          317      305
     Hugoton                                             167      164
     Permian                                             148       51
     US Other                                             --      110
                                                     -------  -------
       Total                                             632      630

Latin America
  Crude oil & condensate (MBBL)
    Colombia                                              21       36
    Ecuador                                               13       16
                                                     -------  -------
      Total                                               34       52

Eastern Hemisphere
  Crude oil and condensate (MBBL)
    Oman                                                  11        9
    Pakistan                                               6        4
    Qatar                                                 42       42
    Russia                                                28       26
    Yemen                                                 36       36
                                                     -------  -------
      Total                                              123      117

  Natural Gas (MMCF)
    Pakistan                                              50       50

Barrels of Oil Equivalent (MBOE)                         478      352


CAPITAL EXPENDITURES (millions)                      $   238  $   122
                                                     =======  =======

DEPRECIATION, DEPLETION AND
 AMORTIZATION OF ASSETS (millions)                   $   245  $   185
============================================         =======  =======

Item 9.  Regulation FD Disclosure
------   ------------------------

        Text of Speech by Stephen I. Chazen, Chief Financial Officer and
        ----------------------------------------------------------------
                Executive Vice President - Corporate Development
                ------------------------------------------------

                        Occidental Petroleum Corporation

                                 STEPHEN CHAZEN
                           Chief Financial Officer and
                Executive Vice President - Corporate Development

                               - Conference Call -
                    First Quarter 2001 Earnings Announcement

                                 April 18, 2001
                             Los Angeles, California

     Good morning, and thanks for joining us.

     Most, if not all, of you have already received a copy of the press release announcing our first quarter earnings along with the Investor Relations Supplemental Schedules. If you haven't received them, you can find them on our website, oxy.com, or on the SEC's EDGAR site.

     Reported income for our first quarter this year was $484 million, or $1.31 per share, compared to last year's first quarter of $271 million, or $0.74 per share.

     Income before special items was $510 million, or $1.38 per share. That represents a 93-percent increase above the $264 million, or $0.72 per share, we earned in the first quarter of 2000. The change was due to the following factors:

o Production increased from 352,000 barrels of oil equivalent per day to 478,000 barrels - for an increase of 36-percent.

o Our average domestic natural gas price realizations were more than four times higher at $10.01 per thousand cubic feet compared to $2.42 in the same quarter last year. Oil price realizations increased slightly from $23.90 per barrel to $24.32 per barrel.

o Exploration expense was $21 million compared to $6 million in last year's first quarter and $30 million in the fourth quarter. Our spending rate is below trend, but in the current quarter we expect to complete the drilling of a number of wells, including two major wells, for a total estimated investment of $70 million.

o Chemical earnings before special items were a negative $53 million compared to a positive $143 million in last year's first quarter. This year's first quarter results were essentially flat compared with the fourth quarter last year.

o Special items reduced earnings by $26 million after-tax, or 7 cents per share. The special items included charges for severance and plant write-downs in the chemicals segment totaling $26 million and an increase in environmental reserves. These two items were largely offset by the settlement of a long-standing tax issue and an insurance dividend. An additional after-tax charge of $24 million for a change in accounting standards for derivatives also was recorded.

     Oil and gas divisional earnings before special items were $946 million for the quarter. This is an increase of $552 million over the same quarter last year and $183 million over the fourth quarter.

     Oil and gas earnings were positively impacted by about $200 million in premiums we received for our California gas production above NYMEX prices. Most of our California gas sales are based on the Southern California border price at the end of the prior month, with smaller amounts being sold into Northern California markets and spot markets.

     Currently, the price of gas sold into Northern California is materially less than the price of gas being sold into Southern California. From Elk Hills, we can ship into either market, but due to pipeline constraints in Southern California we do sell some gas into the Northern California market. The sales price in all of these markets requires some reduction to pay for transportation. The border price is very volatile and daily pricing swings of $2-3 per million BTUs are not uncommon.

     The first quarter included the months of December, January and February that are the heart of the natural gas season. The second quarter includes March, April and May - which historically are the worst months for gas prices. For the seven months since last October, when gas shortages began in California, we've received an average of about $5 above NYMEX prices for our California gas production. Alternatively, compared to the Southern California daily border spot gas price, we've received about $3 per million BTUs less than the average. We expect our California gas production to continue to average about 300 million cubic feet per day in the second quarter. Because of the tightness of the California gas market we can and do sell our production only to credit worthy buyers.

     A $1.00 per million BTUs swing in gas prices has a $60 million impact on our quarterly oil and gas earnings. Likewise, a $1.00 per barrel change in oil prices will impact those quarterly earnings by $28 million.

     With the slowdown in the economy, the chemical sector experienced a sequential worsening of market conditions beginning last July and continuing through January, which was the worst month in the history of this business. This was followed by sequential improvements in February and March, due mainly to lower natural gas prices. Meaningful improvement in the profitability of our chemical business will depend largely on an improved economy.

     In the meantime, we're continuing to work on lowering our overhead and other costs. As I noted earlier, we have taken a severance charge at chemicals in the quarter as part of our ongoing effort to cut costs.

     During the first quarter we increased shareholder equity by $368 million and we reduced total debt by $233 million to $6.1 billion compared to just under $6.4 billion at the end of the year. We expect to pay down a similar amount of debt this quarter. Total debt includes preferred securities, the Altura non-recourse debt, Oxy's corporate debt and other obligations. At the end of the quarter our debt to total capitalization ratio was down to 54-percent, compared to 57-percent at year-end.

     Capital spending of $238 million for the quarter was below the estimated run rate of the $1.1 billion we've budgeted for the year.

     Overall, we expect lower debt levels and lower interest rates to result in a further reduction in interest expense in the second quarter.

     Now I'd like to turn the conference call over to Dr. Ray Irani, Chairman and CEO.


    Text of Speech by Dr. Ray R. Irani, Chairman and Chief Executive Officer
    ------------------------------------------------------------------------

                        Occidental Petroleum Corporation

                                DR. RAY R. IRANI
                      Chairman and Chief Executive Officer

                               - Conference Call -
                    First Quarter 2001 Earnings Announcement

                                 April 18, 2001
                             Los Angeles, California

     Thank you, Steve.

     The results Steve just reviewed with you include the highest quarterly earnings in the history of the company. As Steve noted, natural gas sales from our California operations were one of the key factors that helped drive our performance. The price strength for our California gas should not be viewed as a temporary phenomenon that is limited to the first quarter - or even to this year.

     Our Elk Hills operation currently accounts for about a third of California's domestic gas production. Because of the structural imbalance in the supply - demand equation for natural gas in the California market, California gas production is receiving premium prices. The size of the premium will fluctuate, but we expect California gas production will continue to sell at a premium until supply and demand come back into balance. Most experts do not see that happening for at least two to three years.

     From the beginning, one of the attractions of Elk Hills for us was the earnings potential of Elk Hills' existing gas reserves and the prospects for major deep gas discoveries in the area surrounding Elk Hills. At the same time we've been producing the Elk Hills gas cap, we've assembled the largest holdings of mineral interests in California - approximately 850,000 acres. These properties are concentrated around Elk Hills and extend northward in the San Joaquin Valley to the Lost Hills area where we've been carefully evaluating the technical merits of a number of deep gas plays. We expect to drill a series of test wells over the next several years, with the first deep well scheduled to begin drilling in mid-summer.

     In the meantime, we've made several key process and operating changes to maintain Elk Hills gas production at historic highs through the first quarter. We expect to maintain production at or near the current level for most of 2001. With success in our exploration program in California we hope to offset the eventual decline.

     As a result of the sharp run-up in California natural gas prices, the average returns for Elk Hills have gone from good to superior.

     In the 38 months that we've owned our 78-percent interest in Elk Hills, this oil and gas property has generated $1.75 billion in free cash flow. That equates to a 16-percent return on capital. Clearly, Elk Hills has been an excellent acquisition for us.

     Now let's shift the spotlight briefly to the Permian Basin where we're implementing several programs aimed at adding additional reserves to our production stream. Production averaged about 159,000 barrels per day, which is right on target.

     We are moving forward with plans for carbon dioxide (CO2) injection in the Cogdell field located in the eastern portion of the Permian Basin. The project will extend the life of the field significantly and produce approximately 10 million barrels of oil that would otherwise be unrecoverable. This project is the first of several planned phases of CO2 flood development for the Cogdell field. When fully implemented, Cogdell production will increase by approximately seven thousand barrels per day. Construction activities for Phase 1 began in March and CO2 injection startup is planned for the third quarter this year.

     We also have begun drilling our first gas exploration wells in the Permian Basin. When we purchased Altura last year, we identified a number of gas exploration opportunities that we believed the previous owners had overlooked because their focus was on oil. Now we're in the process of testing some of these exploration concepts.

     In Latin America, our Colombian operations have been in the news, particularly during the last couple of days because of a kidnapping incident involving contractors working at our Cano Limon facility. We're concerned about the fate of the kidnap victims, and we look forward to their safe and speedy return to their families.

     For the purpose of this report, let me put our Colombian operations into the financial perspective. Colombia represents less than one-percent of our total corporate assets - so our financial risk is not material. Recent events have had no impact on the drilling of the Gibraltar exploration well in Colombia that is proceeding according to plan. We're currently below the 10,000 foot mark on our way to a total depth of approximately 14,000 feet. We expect to complete this well around mid-year.

     In Ecuador, plans for the OCP pipeline are proceeding on schedule. The completion of this pipeline will unlock the development of 112 million barrels of oil reserves we discovered in the Eden-Yuturi field in our Block 15.

     In the Middle East, we've submitted proposals for two large gas projects in Saudi Arabia - and we hope to be included in one of them. We hope to hear from the Saudis in a matter of weeks.

     Apart from Saudi Arabia, we're continuing to pursue new projects in Kuwait and the United Arab Emirates that we expect will be made available to foreign investors in the future. We're also moving ahead with plans to return to Libya once sanctions are lifted.

     Thank you - and we're now ready to answer questions.

--------------------------------------------------------------------------------

     Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations for oil, natural gas and chemicals; competitive pricing pressures; higher than expected costs including feedstock; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their filings with the SEC, to disclose only proved reserves demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. We use certain terms in this presentation, such as probable, possible and recoverable reserves, that the SEC's guidelines strictly prohibit us from using in filings with the SEC. U.S. investors are urged to consider carefully the disclosure in our form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

--------------------------------------------------------------------------------

                        Supplemental Investor Information
                        ---------------------------------

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               2001 FIRST QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                       EARNINGS
                                         REPORTED                                                       BEFORE
                                          INCOME       ADJUSTMENTS                                   SPECIAL ITEMS
                                         --------      -----------                                   -------------
Oil & Gas                                $    946                                                      $    946
Chemical                                      (79)            26  Severance and plant shut down costs       (53)
Corporate
    Interest-Permian Non-recourse debt        (33)                                                          (33)
    Interest - all others                     (76)                                                          (76)
    Taxes                                    (175)           (70) State tax reserve reversal               (245)
    Trust Pfd Distributions & Other           (16)                                                          (16)
    Other                                     (56)            49  Environmental remediation                 (13)
                                                              (6) OIL insurance dividend
                                         --------       --------                                       --------
Income before extraordinary loss              511             (1)                                           510
  and cumulative effect of changes in
  accounting principles
Extraordinary loss, net                        (3)             3  Early debt defeasance                      --
Cumulative effect of changes in               (24)            24  Derivative & hedge accounting              --
  accounting principles
                                         --------       --------                                       --------
Net Income                               $    484       $     26                                       $    510
                                         ========       ========                                       ========

BASIC EARNINGS PER SHARE
Income before extraordinary loss         $   1.38                                                      $   1.38
  and cumulative effect of changes in
  accounting principles
Extraordinary loss, net                     (0.01)                                                           --
Cumulative effect of changes in             (0.06)                                                           --
  accounting principles
                                         --------                                                      --------
NET INCOME                               $   1.31                                                      $   1.38
                                         ========                                                      ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                               2000 FIRST QUARTER
                         NET INCOME (LOSS) ($ MILLIONS)

                                                                                                   EARNINGS
                                         REPORTED                                                   BEFORE
                                          INCOME       ADJUSTMENTS                               SPECIAL ITEMS
                                         --------      -----------                               -------------
Oil & Gas                                $    394                                                  $    394
Chemical                                      143                                                       143
Corporate
    Interest                                  (99)                                                      (99)
    Taxes                                    (150)             4  Tax effect of adjustments            (146)
    Trust Pfd Distributions & Other           (17)                                                      (17)
    Other                                      --            (11) OIL insurance dividend                (11)
                                         --------       --------                                   --------
   NET INCOME                            $    271       $     (7)                                  $    264
                                         ========       ========                                   ========


BASIC EARNINGS PER SHARE                 $   0.74                                                  $   0.72
                                         ========                                                  ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2001 FIRST QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON


                                            FIRST         FIRST
                                          QUARTER       QUARTER
                                             2001          2000          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    946      $    394      $    552

CHEMICAL                                      (79)          143          (222)

CORPORATE
   INTEREST-PERMIAN NON-RECOURSE DEBT         (33)           --           (33)

   INTEREST - ALL OTHERS                      (76)          (99)           23

   TAXES                                     (175)         (150)          (25)

   TRUST PFD DISTRIBUTIONS & OTHER            (16)          (17)            1

   OTHER                                      (56)           --           (56)
                                         --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS             511           271           240
  AND CUMULATIVE EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES
EXTRAORDINARY ITEMS                            (3)           --            (3)
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                       (24)           --           (24)
                                         --------      --------      --------
   NET INCOME                            $    484      $    271      $    213
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.31      $   0.74      $   0.57
                                         ========      ========      ========

EFFECTIVE TAX RATE                            25%           35%          -10%
                                         ========      ========      ========

================================================================================


                              OCCIDENTAL PETROLEUM
                      2001 FIRST QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                            FIRST         FIRST
                                          QUARTER       QUARTER
                                             2000          2000          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    946      $    394      $    552

CHEMICAL                                      (53)          143          (196)

CORPORATE
   INTEREST-PERMIAN NON-RECOURSE DEBT         (33)           --           (33)

   INTEREST - ALL OTHERS                      (76)          (99)           23

   TAXES                                     (245)         (146)          (99)

   TRUST PFD DISTRIBUTIONS & OTHER            (16)          (17)            1

   OTHER                                      (13)          (11)           (2)
                                         --------      --------      --------
NET INCOME                               $    510      $    264      $    246
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.38      $   0.72      $   0.66
                                         ========      ========      ========

EFFECTIVE TAX RATE                            32%           35%           -3%
                                         --------      --------      --------

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 1st Quarter                                $    946
2000 1st Quarter                                     394
                                                --------
                                                $    552
                                                ========


Price Variance*                                 $    406

Volume Variance*                                     (44)

Altura & THUMS                                       212

Exploration Expense Variance                         (15)

Others                                                (7)

                                                --------

                               TOTAL VARIANCE   $    552
                                                ========

* Excludes Altura & THUMS

--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 1st Quarter                               ($     53)
2000 1st Quarter                                     143
                                                --------
                                               ($    196)
                                                ========


Sales Price                                    ($     55)

Sales Volume/Mix                                     (24)

Operations/Manufacturing                             (85) *

All Other **                                         (32)

                                                --------

                               TOTAL VARIANCE  ($    196)
                                                ========

* Higher energy and feedstock costs.
** Includes petrochemical joint venture.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                      2001 FIRST QUARTER NET INCOME (LOSS)
                           REPORTED INCOME COMPARISON

                                            FIRST        FOURTH
                                          QUARTER       QUARTER
                                             2001          2000          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    946      $    770      $    176

CHEMICAL                                      (79)          (55)          (24)

CORPORATE
   INTEREST-PERMIAN NON-RECOURSE DEBT         (33)          (39)            6

   INTEREST - ALL OTHERS                      (76)          (79)            3

   TAXES                                     (175)         (193)           18

   TRUST PFD DISTRIBUTIONS & OTHER            (16)          (17)            1

   OTHER                                      (56)          (54)           (2)
                                         --------      --------      --------
INCOME BEFORE EXTRAORDINARY ITEMS             511           333           178
  AND CUMULATIVE EFFECT OF CHANGES
  IN ACCOUNTING PRINCIPLES
EXTRAORDINARY ITEMS                            (3)           --            (3)
CUMULATIVE EFFECT OF CHANGES IN
  ACCOUNTING PRINCIPLES                       (24)           --           (24)
                                         --------      --------      --------
   NET INCOME                            $    484      $    333      $    151
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.31      $   0.90      $   0.41
                                         ========      ========      ========

EFFECTIVE TAX RATE                            25%           36%          -11%
                                         ========      ========      ========

================================================================================


                              OCCIDENTAL PETROLEUM
                      2001 FIRST QUARTER NET INCOME (LOSS)
                     INCOME BEFORE SPECIAL ITEMS COMPARISON

                                            FIRST        FOURTH
                                          QUARTER       QUARTER
                                             2001          2000          B/(W)
                                         --------      --------      --------
OIL & GAS                                $    946      $    763      $    183

CHEMICAL                                      (53)          (51)           (2)

CORPORATE

  INTEREST-PERMIAN NON-RECOURSE DEBT          (33)          (39)            6

  INTEREST - ALL OTHERS                       (76)          (79)            3

  TAXES                                      (245)         (191)          (54)

  TRUST PFD DISTRIBUTIONS & OTHER             (16)          (17)            1

  OTHER                                       (13)          (37)           24
                                         --------      --------      --------
   NET INCOME                            $    510      $    349      $    161
                                         ========      ========      ========

BASIC EARNINGS PER SHARE                 $   1.38      $   0.94      $   0.44
                                         ========      ========      ========

EFFECTIVE TAX RATE                            32%           35%           -3%
                                         ========      ========      ========

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   OIL & GAS

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 1st Quarter                                $    946
2000 4th Quarter                                     763
                                                --------
                                                $    183
                                                ========


Price Variance                                  $    217

Volume Variance                                      (38)

Exploration Expense Variance                           9

Others                                                (5)
                                                --------

                               TOTAL VARIANCE   $    183
                                                ========


--------------------------------------------------------------------------------


                              OCCIDENTAL PETROLEUM
                                    CHEMICAL

            SEGMENT EARNINGS BEFORE SPECIAL ITEMS VARIANCE ANALYSIS
                                  ($ MILLIONS)

2001 1st Quarter                               ($     53)
2000 4th Quarter                                     (51)
                                                --------
                                               ($      2)
                                                ========


Sales Price                                    ($      4)

Sales Volume/Mix                                      13

Operations/Manufacturing                             (22) *

All Other **                                          11
                                                --------

                               TOTAL VARIANCE  ($      2)
                                                ========

* Higher energy and feedstock costs.
** Includes petrochemical joint venture.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                      FIRST QUARTER
                                      2001     2000
                                      ----     ----
NET PRODUCTION PER DAY:
  UNITED STATES
    LIQUIDS (MBL)
                      California        73       50
                         Permian       134       13
                        US Other         0        7
                                      ----     ----
                           TOTAL       207       70

    NATURAL GAS (MMCF)
                      California       317      305
                         Hugoton       167      164
                         Permian       148       51
                        US Other         0      110
                                      ----     ----
                           TOTAL       632      630

  LATIN AMERICA
    CRUDE OIL (MBL)
                        Colombia        21       36
                         Ecuador        13       16
                                      ----     ----
                           TOTAL        34       52

  EASTERN HEMISPHERE
    CRUDE OIL (MBL)
                            Oman        11        9
                        Pakistan         6        4
                           Qatar        42       42
                          Russia        28       26
                           Yemen        36       36
                                      ----     ----
                           TOTAL       123      117

    NATURAL GAS (MMCF)
                        Pakistan        50       50
                                      ----     ----

BARRELS OF OIL EQUIVALENT (MBOE)       478      352

--------------------------------------------------------------------------------
United States: Liquids production increases in the first quarter 2001 reflect the Altura and THUMS acquisitions which occurred in the second quarter 2000. Natural gas increases in California and in Permian reflect the Altura and THUMS acquisition. The decrease in 2001 natural gas U.S. other reflects the sale of the Gulf of Mexico properties in the third quarter of last year.

Latin America: The decrease in Colombia's oil production is a result of pipeline disruption. The decline in Ecuador's production is a result of a farm out of 40 percent of Occidental's interest to Alberta Energy Company in the fourth quarter of last year.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS

                                   FIRST QUARTER
                                  2001      2000
                                  ----      ----
OIL & GAS:
----------
   PRICES
   UNITED STATES
   Crude Oil ($/BBL)             24.32     23.96
   Natural gas ($/MCF)           10.01      2.42

   LATIN AMERICA
   Crude oil ($/BBL)             22.69     26.40

   EASTERN HEMISPHERE
     Crude oil ($/BBL)           22.04     24.24
     Natural Gas ($/MCF)          2.20      1.73

United States: The price of natural gas in the first quarter of 2001 reflects the premium received for gas sales from Elk Hills.

                                   FIRST QUARTER
                                  2001      2000
                                  ----      ----
EXPLORATION EXPENSE
   Domestic                       $ 13      $  5
   Latin America                     2         1
   Eastern Hemisphere                6        --
                                  --------------
          TOTAL                   $ 21      $  6
                                  ==============

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CHEMICALS
                                VOLUME (M TONS)

                                  FIRST QUARTER
                                  2001     2000
                                  ----     ----
MAJOR PRODUCTS
 Chlorine                          705      853
 Caustic                           669      803
 Ethylene Dichloride               222      304
 PVC Resins                        501      450

                                   CHEMICALS
                                 PRICES (INDEX)

                                  FIRST QUARTER
                                  2001     2000
                                  ----     ----
MAJOR PRODUCTS
 Chlorine                         0.92     1.40
 Caustic                          1.31     0.72
 Ethylene Dichloride              0.81     1.64
 PVC Resins                       0.72     0.94

CHLORINE                                  OXYCHEM      INDUSTRY (Chlorine Institute)
--------                                  -------      --------
Operating Rate (U.S.): 1Q-01                  85%           88%

OxyChem Commentary
------------------
o The chlorine price weakness continued during the 1st quarter due to overall economic weakness and softness in the vinyls and TiO2 segments and the seasonal slowdown in the bleach and repackaging markets. Operating rates have remained low. However, demand is expected to improve with economic recovery.

o    Demand in the export vinyls (EDC) segment is expected to remain weak.

o Additional increases over the 4th quarter in power and natural gas costs continue to squeeze margins.

Influencing Factors:
--------------------
Demand into the vinyls sector will continue to be adversely affected by reduced housing/construction demand and the general economic slowdown. With limited new production capacity, returning demand will drive long-term volume and upward price pressures.

Investor Relations Supplemental Schedules

[OXY LOGO]

CAUSTIC
-------
OxyChem Commentary
------------------
o OxyChem's 1st quarter average net domestic prices have improved due to the low operating rates. A shift to "List Prices", effective January 2001, has enabled the implementation of price increases where the opportunity exists.

o Supply remains low as a result of reduced chlorine operating rates. OxyChem has implemented a 75% allocation program due to low inventories. This allocation is expected to remain in place for the balance of the year as the low operating rates are expected to continue.

Influencing Factors:
--------------------
Lower operating rates will continue to limit supply and allow prices to remain stable.

EDC
---
OxyChem Commentary
------------------
o Demand is expected to continue to decline due to the continued softness in the Far East vinyls segment.

Influencing Factors:
--------------------
Lower demand into the export vinyls market continues to soften pricing from all-time highs in 2000.

PVC/VCM                          OXYCHEM      INDUSTRY (CHEM DATA)
--------                         -------      --------
Operating Rates (U.S.): 1Q-01        95%           86%

OxyChem Commentary
------------------
o Domestic PVC prices increased $.03/lb through the 1st quarter as energy costs remain well above historical levels.

o Domestic demand improved but was well below 1st quarter 2000 levels as converters remain cautious and are careful not to build inventories for the Spring construction period as overall economic weakness may persist.

o Export prices to Asia after reaching a high of $620/MT for March shipments have since dropped to levels near $580/MT as supply/demand balance has weakened.

o    Domestic demand for VCM was moderate.

Influencing Factors:
--------------------
Product prices will remain under a great deal of pressure until the construction markets strengthen.

Investor Relations Supplemental Schedules

[OXY LOGO]

                        SUMMARY OF OPERATING STATISTICS
                        -------------------------------

                                  FIRST QUARTER
                                  2001     2000
                                  ----     ----
CAPITAL EXPENDITURES ($MM)
  Oil & Gas
    California                    $ 59     $ 33
    Permian                         50        4
    Other - U.S.                    23       14
    Latin America                   21        9
    Eastern Hemisphere              66       47
  Chemicals                         18       15
  Corporate                          1       --
                                  -------------
        TOTAL                     $238     $122
                                  =============

DEPRECIATION, DEPLETION &
 AMORTIZATION OF ASSETS ($MM)
  Oil & Gas
    Domestic                      $132     $ 67
    Latin America                    6        9
    Eastern Hemisphere              48       48
  Chemicals                         49       50
  Corporate                         10       11
                                  -------------
        TOTAL                     $245     $185
                                  =============

Capital spending for the first quarter of 2001 was below the estimated run rate of the $1.1 billion budgeted for 2001.

Investor Relations Supplemental Schedules

[OXY LOGO]

                              OCCIDENTAL PETROLEUM
                                   CORPORATE
                                  ($ MILLIONS)

CAPITALIZATION
                                                       31-Mar-01       31-Dec-00
                                                       ---------       ---------
Oxy Long-Term Debt (including current maturities)          3,545           3,541

Permian Non-Recourse Debt                                  1,700           1,900

Gas Sales Obligation (current and non-current)               380             411

Trust Preferred Securities                                   471             473

Others                                                        27              31
                                                       ---------       ---------
                        TOTAL DEBT                         6,123           6,356
                                                       =========       =========


EQUITY                                                     5,142           4,774
                                                       =========       =========

TOTAL DEBT TO TOTAL CAPITALIZATION                           54%             57%

Investor Relations Supplemental Schedules

[OXY LOGO]

Portions of this presentation are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause results to differ materially include, but are not limited to: global commodity pricing fluctuations; competitive pricing pressures; higher than expected costs including feedstock; the supply/demand considerations for Occidental's products; any general economic recession domestically or internationally; and not successfully completing any expansion, capital expenditure or acquisition.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OCCIDENTAL PETROLEUM CORPORATION
                                       (Registrant)




DATE:    April 17, 2001      S. P. Dominick, Jr.
                             ---------------------------------------------------
                             S. P. Dominick, Jr.,  Vice President and Controller
                             (Chief Accounting and Duly Authorized Officer)